Exhibit 10.15

-Final-

Services Agreement

THIS AGREEMENT (the “Agreement”) is made and entered into as of March 8, 2018, by and between INX Ltd., a company registered under the laws of Gibraltar with its principal place of business at 1.23 World Trade Center, Bayside Road, GX11 lAA, Gibraltar (the “Company”) and Bentley Limited, a company incorporated under the laws of England and Wals with its principal place of business at Winterpick, Warren Road, Crowborough, TN6 lQS, UK (the “Consultant”).

The Company and the Consultant shall be sometimes hereinafter collectively referred to collectively as the “Parties”, and each as a “Party”.

1.	Appointment

1.1.	The Consultant shall provide to the Company certain services and shall perform certain tasks assigned to it by the management of the Company (the “Management”), as requested from time to time by the Management, including without limitation provide the Company business development services in Europe (the “Services”), commencing as of the Effective Date (as defined below). The Services shall, at all times, be provided solely and personally by Mr. James Crossley, on behalf of the Consultant.

1.2.	The Consultant undertakes to perform the Services diligently and conscientiously and to use its best efforts in the performance thereof.

1.3.	The Consultant represents and warrants that it has sufficient experience, knowledge and ability to render the Services and perform its obligations in accordance herewith. The Consultant further represents and warrants that it will not make use of (i) any confidential or proprietary information belonging to any third party, or (ii) any information which the Consultant is restricted from disclosing or using due to contractual undertakings (such as non disclosure agreements) or by law, in the provision of the Services hereunder.

1.4.	The Consultant represents and warrants that the execution and delivery of this Agreement and the fulfillment of the terms hereof will not constitute a default under or breach of any agreement and/or undertaking and/or other instrument to which it is a party, including without limitation, any confidentiality or non competition agreement, and do not require the consent of any person or entity which has not been obtained by the Consultant.

1.5.	The Consultant represents and warrants that it shall comply with all applicable laws, regulations and the terms hereof in the performance of its duties and obligations hereunder. The Consultant further represents that there is no legal, commercial, contractual or other restriction, which precludes or might preclude him from fully performing the obligations pursuant to this Agreement.

2.	Compensation

2.1.	In consideration for the Services and for the services of Mr. James Crossley as a Board member of the Company, the Consultant shall be granted a monthly consulting fee of 1,600 GBP + VAT (to the extent applicable) (the “Payment”) and the option to purchase 10,000 INX tokens generated and issued by the Company in consideration for US$ 0.01 per token (the “Tokens”) per each month of Services hereunder (the Payment and the Tokens shall be referred hereto together as the “Consulting Fee”). The Consulting Fee shall be paid upon the receipt by the Company, at the beginning of each month, of a duly issued invoice from the Consultant in relation to the preceding month. Provided however: (i) that upon the consummation of an initial public coin offering of Tokens by the Company in which the Company shall raise US$ 10 million or more from third parties, Consultant’s entitlement for purchase of Tokens shall lapse (commencing as of the first day of the calendar month in which such initial public coin offering took place) and the Parties shall negotiate in good faith the terms and conditions of the continues engagement of Consultant with the Company; and (ii) that the total aggregate number of Tokens granted to Consultant pursuant to this Agreement shall not exceed 60,000 Tokens.

2.2.	The Company will reimburse the Consultant for out-of-pocket business expenses, reasonably and necessarily incurred by him relating to the provision of the Services, provided that the Company’s prior approval for such expense has been obtained. Reimbursement as aforementioned shall be paid within 30 days of receipt by the Company of an invoice and expense report (including receipts) from the Consultant.

2.3.	[Reserved]

2.4.	The Consultant shall not be entitled to receive any other compensation or payment from the Company other than as expressly stated in this section 2.

2.5.	Notwithstanding anything to the contrary, Consultant shall be solely responsible for any tax and other payments required by law in connection with this Agreement and the payment or remittance of any portion of the Consulting Fee hereunder (including without limitation, the grant of Tokens), provided, however, that the Company may withhold any amounts as required by applicable law from any payments or other forms of compensation hereunder or m connection with this Agreement.

2.6.	Lockup Period. Consultant acknowledges and warrants that, for a period of one (1) year commencing as of the issuance of each Token, the Tokens shall not be tradable or transferable, and that it shall not be entitled to sell or otherwise transfer any Token during such lockup period.

3.	Independent Contractor

3.1.	The Consultant is an independent contractor and it shall not represent itself to be an agent, employee or partner of the Company except to the extent expressly authorized in writing by the Company’s Management. Nothing in this Agreement shall be interpreted or construed as creating or establishing any partnership, joint venture, employment relationship, franchise or agency or any other similar relationship between the Company and the Consultant and neither Party shall be held liable for the debts or obligations of the other Party.

4.	Term; termination

This Agreement commenced on February 1, 2018 (the “Effective Date”), and shall be in effect until termination by either Party upon 30 days’ prior written notice to the other Party (the “Term”). Company may further terminate this Agreement by written notice to Consultant having immediate effect upon Consultant’s refusal or inability to perform the Services hereunder, or the breach of any provision of this Agreement by Consultant or Consultant’s involvement in an act that constitutes breach of trust between Consultant and the Company.

5.	Confidentiality

While serving as a Consultant of the Company, the Consultant may obtain knowledge or private information belonging to, or possessed or used by, the Company and its business. This knowledge or information may include, but is not limited to, knowledge or information in the form of proprietary, confidential or trade secret processes, lists, plans, materials, formulas, and the like relating to the Company’s business, products, customers and other activities (the “Proprietary Information”). Consultant agrees to treat such knowledge or information as confidential. Consultant agrees that it will not, without the prior written consent of the Company, at any time during the term of this Agreement or thereafter, directly or indirectly reveal, furnish or make known to any person, or use for Consultant’s benefit or the benefit of others, any Proprietary Information of the Company, disclosed to, learned of, developed, or otherwise acquired by Consultant while performing the Services for the Company. Notwithstanding the foregoing, Consultant shall not be obligated to maintain the confidentiality of the Proprietary Information which: (i) is or becomes a matter of public knowledge through no fault of or breach of this Agreement by the Consultant; (ii) is authorized, in writing, by the Company for release; (iii) was lawfully in the Consultant’s possession before receipt from the Company, as evidenced by the Consultant through written documentation; or (iv) is lawfully received by the Consultant from a third party without a duty of confidentiality. Consultant shall protect the Proprietary Information by using the same degree of care, but no less than a reasonable degree of care, typically afforded to such confidential information. No license under any trademark, patent, copyright or other intellectual property right is either granted or implied by the disclosing of Proprietary Information by the Company to Consultant.

6.	Ownership of Work Product

Consultant agrees that all inventions, data, works, discoveries, moral rights, designs, technology and improvements (whether or not protectable by a patent or a copyright) (“Inventions”) related to the business of the Company, which are conceived of, made, reduced to practice, created, written, designed or developed, authored or made by Consultant, alone or in combination with others, which (i) are created or generated during the performance of the Services, (ii) arise under or relate to this Agreement or the Services, or (iii) result from the Proprietary Information, shall be the sole and exclusive property of the Company. The Inventions are to be promptly reported to the Company but otherwise maintained in confidence by Consultant. All works authored by the Consultant under this Agreement shall be deemed “works made for hire”. Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, and appoints any officer of the Company as its duly authorized agent to execute, file, prosecute and protect the same before any government agency, court or authority. Consultant agrees to cooperate fully with the Company and its nominees to obtain patents or register copyrights or trademarks in any and all countries for these Inventions, and to execute all papers for use in applying for and obtaining such protection thereon as the Company may desire, together with assignments thereof to confirm the Company’s ownership thereof, all at the Company’s expense. In the event that pursuant to any applicable law Consultant retains any rights in and to any of the Inventions that cannot be assigned to the Company, Consultant hereby unconditionally and irrevocably waives any right, claim or demand with respect thereto (including without limitation for any compensation, royalty or reward, or the enforcement of all such rights), and all claims and causes of action of any kind with respect to any of the foregoing, and agrees, at the request and expense of the Company, to consent to and join in any action to enforce such rights and to procure a waiver of such rights from the holders of such rights, if any.

7.	Non Competition and Non Solicitation

During the term of this Agreement and for one (1) year following termination thereof: (i) Consultant agrees that it shall not enter into any agreements or understandings and/or perform any services for any third party which competes with the Company or the Company’s business, without the express written permission of the Company; and (ii) Consultant will not entice or solicit to employ, or employ, directly or indirectly, any individual employed by the Company, and shall not entice or solicit any of the Company’s clients to engage with him in a way that shall compete with the Company, without the express written permission of the Company.

8.	Notices

All notices and other communications required or permitted to be given or sent hereunder shall be given in writing and shall be deemed to have been sufficiently given or delivered for all purposes if mailed by registered mail, sent by fax, sent by e-mail or delivered by hand to the respective addresses set forth above until otherwise directed. All notices shall be deemed to have been received: (i) within three (3) business days following the date upon which it was deposit for registered mail; (ii) within one (1) business day after it was transmitted by fax or e-mail and confirmation of transmission has been obtained; and (iii) if delivered by hand, it shall be deemed to have been received at the time of actual receipt.

9.	Governing Law; Resolution of Disputes.

9.1.	This Agreement shall be exclusively governed by and construed in accordance with the laws of Gibraltar.

9.2.	In the event of a dispute between the Consultant and the Company arising out of, or relating to this Agreement, its interpretation or performance hereunder, the Parties shall exert their best efforts to resolve the dispute amicably through negotiations. If such dispute can not be resolved amicably after good faith attempts to do so, such disputes shall be resolved exclusively in the competent court in Gibraltar.

10.	Entire Agreement; Binding Effect

This Agreement constitutes the entire understanding of the Parties and as such supersedes any oral or written agreement previously executed by Consultant and the Company. Consultant may not assign or transfer, in whole or in part, this Agreement, or any of the rights, privileges or obligations specified herein. The Company may freely assign or transfer this Agreement, or any of the rights, privileges or obligations specified herein. Sections 5, 6 and 7 shall survive termination hereunder for any reason whatsoever.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above-mentioned.

/s/ James Crossley	/s/ James Crossley
INX LTD.	BENTLEY LIMITED

By: James Crossley, Director	By: James Crossley, Director

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